Exhibit 77Q1

FOR 77Q1 - EXHIBITS PUT THE FOLLOWING IN ANSWER TO (G)

      On January 4, 2005, Hallmark Mid-Cap Growth Fund (the "Fund") acquired all of the assets, assumed all of the liabilities and assumed the operating history and performance record, of the Segall Bryant & Hamill Mid Cap Fund (the "SBH Fund"), a series of Advisors Series Trust in exchange for Class I shares of the Fund. As a result of this transaction, the Fund is considered the successor to the SGH Fund.

      At a meeting held on March 11, 2004, the Board of Trustees of the SBH Fund, including a majority of the independent trustees, meaning those trustees who are not "interested" persons under the Investment Company Act of 1940, as amended approved this transaction. The shareholders of the SBH Fund approved this transaction at a Special Meeting held on December 28, 2004.

1. Agreement and Plan of Reorganization by and between Advisors Series Trust, for and on behalf of its series, Segall Bryant & Hamill Mid Cap Fund, Segall Bryant & Hamill Investment Counsel, Hallmark Equity Series Trust, for and on behalf of its series, Hallmark Mid-Cap Growth Fund and Reserve Management Company, Inc. - Filed as Exhibit A to Hallmark Equity Series Trust's Registration Statement on Form N-14 filed with the Securities and Exchange Commission on November 19, 2004 and incorporated herein by reference.